UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 16, 2016, SolarCity Corporation (the “Company”) adopted and began implementing initiatives to realign the Company’s operating expenses to match the Company’s reduced guidance for Megawatts Installed. The realignment is expected to be completed by the end of 2016. The Company expects to incur restructuring charges ranging from approximately $3 million to $5 million, consisting primarily of severance benefits. A substantial portion of such charges are expected to be incurred in the second half of fiscal 2016. The actual timing and costs of the realignment may differ from the Company’s current expectations and estimates.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To align with the Company’s cost-cutting measures described in Item 2.05 above, Lyndon Rive, our Co-Founder and Chief Executive Officer, and Peter Rive, our Co-Founder and Chief Technology Officer, requested that the Company reduce their annual salary from $275,000 to $1 per year for their services, and, effective as of August 16, 2016, the Compensation Committee of the Board of Directors of the Company reduced the annual salaries of Lyndon Rive and Peter Rive to the minimum amount permitted by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Date: August 17, 2016		Chief Executive Officer